EXHIBIT 99.1
FOR IMMEDIATE RELEASE: FOR FURTHER INFORMATION CONTACT:
Karen Gross, Vice President and Corporate Secretary
Royal Gold, Inc.
(303) 573-1660
Mark Kucher, Chairman
Battle Mountain Gold Exploration Corp.
(775) 686-6081
ROYAL GOLD AND BATTLE MOUNTAIN AMEND
DEFINITIVE MERGER AGREEMENT
          DENVER, COLORADO. JULY 31, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) (“Royal Gold”) and BATTLE MOUNTAIN GOLD EXPLORATION CORP. (OTC-BB:BMGX) (“Battle Mountain”) today announced that they have amended their definitive merger agreement signed on April 17, 2007, under which Royal Gold agreed to acquire 100% of the fully diluted shares of Battle Mountain. The amended merger agreement provides that Battle Mountain’s shareholders will be offered an election to receive either cash consideration of $0.55 per Battle Mountain share or from 0.0172 to 0.0179 shares of Royal Gold common stock per Battle Mountain share, in each case assuming 91,563,506 Battle Mountain shares outstanding at closing.
          The addition of the cash election reflects the desire to provide Battle Mountain shareholders a choice to receive either cash or shares of Royal Gold. The share option will allow Battle Mountain’s shareholders to participate in any future growth of the combined company following the closing of the merger.
          The share consideration remained unchanged and is based on the average closing price per share of Royal Gold’s common stock for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. The share consideration ranges from 0.0172 Royal Gold shares per Battle Mountain shares held, if Royal Gold’s stock price is at or above $30.18, to 0.0179 Royal Gold shares per Battle Mountain shares held, if Royal Gold’s stock price is at or below $29.00. A proportional adjustment will be made between these two trading prices.
          The consideration payable to Battle Mountain’s shareholders is subject to a potential reduction or holdback for certain contingent liabilities.
          Battle Mountain has postponed the previously announced record date of June 28, 2007, for the Battle Mountain shareholders meeting to vote on the merger transaction. A new record date will be announced by Battle Mountain in the near future.
          Royal Gold has obtained option and support agreements from Mark Kucher, Chairman of Battle Mountain, and from IAMGOLD Corporation providing that each will vote its respective beneficially-owned shares in favor of the merger transaction. The directors and other officers of Battle Mountain have granted Royal Gold irrevocable proxies to vote their beneficially-owned shares in favor of the merger transaction. As a result of these agreements and irrevocable proxies, together with the convertible Bridge Loan, Royal Gold beneficially owns approximately 57% of the outstanding shares of Battle Mountain.
          The amended merger agreement has been approved by both companies’ boards of directors. The closing of this transaction is subject to Battle Mountain shareholder approval, receipt of regulatory approvals and satisfaction of customary conditions.
          Battle Mountain is a precious metals royalty company with a portfolio consisting of royalties on 13 properties located mainly in the Americas. Its principal assets include a 1.25% and a 2.0% net smelter return (“NSR”) royalty on gold production and a 2.0% NSR royalty on silver production from the Dolores project in Mexico, which is under development by Minefinders Corporation Ltd. Battle Mountain has disclosed that their royalty properties contain approximately 4.8 million ounces of gold reserves and 136 million ounces of silver reserves.
          Royal Gold is the leading precious metals royalty company engaged in the acquisition and management of precious metals royalty interests. Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the

Toronto Stock Exchange under the symbol “RGL.” The company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding reserve estimates for Battle Mountain and matters regarding the anticipated closing of the merger transaction. The principal assets of Battle Mountain include royalty interests on a project not yet in production. Like any royalty acquisition involving royalties on a non-producing project, the royalty interest that will be acquired in the merger transaction is subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments. In addition, the various royalty interests that will be acquired in the merger transaction are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from forward-looking statement include, among others, timing and benefits of the consummation of the merger transaction, the satisfactory completion of due diligence on Battle Mountain, precious metals prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described in Royal Gold’s Annual Report on Form 10-K, Battle Mountain’s Annual Report on Form 10-KSB, and other of the companies’ filings with the Securities and Exchange Commission (“SEC”). Most of these factors are beyond Royal Gold’s ability to predict or control. Royal Gold disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.
NOTE: This press release is not an offer to sell securities or the solicitation of an offer to buy securities. In connection with the proposed merger, Royal Gold intends to file a registration statement on Form S-4, including a prospectus of Royal Gold, as well as other materials with the SEC. Investors are urged to read the registration statement, including the prospectus (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration statement and the prospectus, when they become available, as well as other filings containing information about Royal Gold and Battle Mountain, without charge, at the SEC’s web site (www.sec.gov). Copies of Royal Gold’s filings may also be obtained without charge from Royal Gold at its web site (www.royalgold.com) or by directing a request to Royal Gold Inc., Attn.: Secretary, 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202.

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